EXHIBIT 99.2

                             COMMUNITY BANCORP.

DIVIDEND REINVESTMENT PLAN                     TERMINATION OF PARTICIPATION

      I/We direct Community National Bank (the "Bank") as my/our agent under the Community Bancorp. Dividend Reinvestment Plan (the "Plan") to
(1) terminate my/our participation in the Plan immediately or as soon thereafter as practicable; (2) to issue to me/us a stock certificate for the number of whole shares held in my/our Plan account as of the date of termination; (3) remit any payment to me/us in cash for any fractional share; and (4) deliver to me/us all stock certificates (if any) that I/we have previously delivered to the Bank for safekeeping, all in accordance with the terms and provisions of the Plan.

Please sign exactly as the name(s)
appear(s) on the Plan account.       ______________________   _____________
All joint owners must sign.          Shareholder              Date
When signing
as attorney, executor                ______________________   _____________
administrator, trustee or            Shareholder              Date
guardian, please give
full title as such. If a             ______________________   _____________
corporation, please sign             Shareholder              Date
in full corporate name by
president or other
authorized officer. If a
partnership, please sign
in partnership name by
authorized person.
                 Print Name(s)______________________________________
                              ______________________________________
                              ______________________________________

      To terminate participation in the Plan, please sign, date and mail this card to Community National Bank, P.O. Box 259, Derby, Vermont 05829, Attn:
Shareholder Services.